Exhibit 10.90

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary

Koppers Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2889 Fax 412 227 2333 LacySR@koppers.com www.koppers.com

April 24, 2014

Via Email

Mr. Brian H. McCurrie

[Home address]

Subject: Transitional Position

Dear Brian:

In follow-up to our conversation this afternoon, this letter describes the terms and conditions of the transitional assignment we discussed. As I mentioned, Koppers Inc. (the “Company”) will, if you so agree, transfer you to the position of Senior Vice President, Business Development, effective tomorrow, April 25, 2014. You will remain in that position for a transitional period of no more than three months, (the “Transitional Period”); during the Transitional Period, you will report to the Company’s President and Chief Executive Officer (the “CEO”) and will be expected to discharge all of the duties and responsibilities assigned to you by the CEO. You will also be expected to assist the individual succeeding to your prior position as Senior Vice President, Global Carbon Materials and Chemicals with his transition into that position. At the conclusion of the Transitional Period, your employment with the Company will terminate.

As you know, you previously entered into an employment contract with the Company, which contract has been amended from time to time (as amended, the “Employment Contract”). The Company agrees to treat your termination of employment at any time during the Transitional Period as a termination under Section 7(b) of the Employment Contract. Section 7(b) of the Employment Contract provides, among other things, that the Company may terminate your employment without Cause (as defined in the Employment Contract) by giving you written Notice of Termination (as defined in the Employment Contract). This letter will serve as your written Notice of Termination under Section 7(b) of the Employment Contract. In addition, the Company agrees that if you voluntarily resign from your employment with the Company at any time during the Transitional Period, your resignation will be treated as a termination under Section 7(b) of the Employment Contract.

Other than as described above, your continued employment by the Company during the Transitional Period will be subject to all applicable terms of the Employment Contract.

Sincerely,

/s/ Steven R. Lacy

Steven R. Lacy

cc:	Walter W. Turner

Daniel R. Groves